Exhibit 99.1

Pinnacle Foods Appoints Daniel Poland EVP & Chief Supply Chain Officer

Parsippany, NJ, January 5, 2018 /PR Newswire/ - Pinnacle Foods Inc. (NYSE: PF) today announced the appointment of Daniel Poland to the position of Executive Vice President and Chief Supply Chain Officer, effective January 22, 2018. He will report to Chief Executive Officer Mark Clouse, replacing D. Michael Wittman, who is retiring following a transition period.

Poland, 54, has a diverse background encompassing supply chain leadership, financial management and research and development. He joined WhiteWave in 2014 as Senior Vice President of Supply Chain with responsibility for all aspects of the Company’s end-to-end supply chain. His tenure at the Company is defined by his transformation of WhiteWave’s supply chain to enable ongoing growth. Following the 2017 acquisition of WhiteWave by Danone, Poland was named Chief Supply Chain Officer for North American Operations at DanoneWave.

Prior to DanoneWave, Poland was employed by the former H.J. Heinz Company for 15 years. His positions included North American Chief Supply Chain Officer, VP of Heinz North American Manufacturing and Tomato Seed Business, VP of Dry Manufacturing, Director of Food Service Operations and Factory Manager. Poland began his career with Gerber and Nestlé in various roles of increased responsibility, including R&D, engineering and operations management. He earned a Bachelor of Science degree in Engineering from Michigan State University and an MBA in Business/Finance from the University of Iowa.

Commenting on the announcement, Mark Clouse stated, “I am pleased to welcome Dan to Pinnacle in the critical role of leading our Supply Chain. His proven ability to optimize high performing teams to drive product quality, reduce cost and maintain a laser focus on service excellence will bring additional value to the organization. I am confident that he is a strong fit for Pinnacle.”

Wittman has agreed to remain at Pinnacle into the second quarter of 2018, to support Poland and the organization through an orderly and seamless transition period. Clouse added, “On behalf of the entire Pinnacle organization, I want to thank Mike for his leadership and contributions to the Company and wish him all the best in his retirement.”

Pinnacle Foods Contacts
Maria Sceppaguercio	Janice Monahan
Sr. Vice President, Investor Relations	Director, Corporate Communications
973-541-8629	973-434-2985

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE:PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi's,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada. For more information, please visit www.pinnaclefoods.com.